Exhibit 10.19.7
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

FOURTH AMENDMENT TO COLLABORATION AGREEMENT
This Fourth Amendment to the Collaboration Agreement (“Amendment”) is entered into as of November 11, 2025 (the “Fourth Amendment Effective Date”) by and among Amgen Inc., a Delaware corporation having its principal place of business at One Amgen Center Drive, Thousand Oaks, California 91320-1799 (“Amgen”), BeOne Medicines I GmbH (f/k/a BeiGene Switzerland GmbH), a Swiss corporation with a principal place of business at Aeschengraben 27, 4051 Basel, Switzerland (“BeOne”), and BeOne Medicines Ltd. (f/k/a BeiGene, Ltd.), a Swiss corporation with a principal place of business at Aeschengraben 27, 4051 Basel, Switzerland (“BeOne Parent”). BeOne and Amgen are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” This Amendment amends that certain Collaboration Agreement, entered into as of October 31, 2019 (as amended from time to time, the “Agreement”), by and between Amgen and BeOne and, solely with respect to Section 13.6 thereof, BeOne Parent. Capitalized terms used but not defined herein have the meanings given to them in the Agreement.
RECITALS
WHEREAS, pursuant to the Agreement, Amgen and BeOne collaborate on the commercialization of certain Products (as defined in the Agreement) in the Collaboration Territory (as defined in the Agreement) and the global development funding and clinical development and commercialization of certain clinical-stage Pipeline Products in the Collaboration Territory; and
WHEREAS, the Parties desire to enter into this Amendment, upon the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties, intending to be legally bound hereby, do agree as follows:
AGREEMENT
1.Amendment to Section 5.1.5(a) (Retained In-Line Product) of the Agreement. Section 5.1.5(a) of the Agreement is hereby amended and restated in its entirety as follows:
“BeOne shall retain [*] in the Collaboration Territory for so long as such In-Line Product is sold in the Collaboration Territory (each, a “Retained In-Line Product”).”
2.Amendment to Section 7.2.1 (BeOne Costs). Section 7.2.1 of the Agreement is hereby amended and restated in its entirety as follows:
““BeOne Costs. Within [*] after the end of each calendar quarter, BeOne will provide to Amgen a final report of its Commercialization and Related Costs, on a Product-by-

Product basis, incurred by BeOne or its Affiliates in accordance with this Agreement (collectively, “BeOne Costs”) in such quarter.  BeOne will initially incur the portion of the Commercialization and Related Costs attributed to its activities hereunder. In addition to the annual Commercialization Budget approved hereunder, prior to the end of each calendar year, BeOne will provide Amgen with a nonbinding estimate of its Commercialization and Related Costs for the [*] period [*] following the year covered by such approved budgets; provided that the Parties will review and discuss such estimated Costs at the JSC. Notwithstanding the foregoing, BeOne’s shared portion of the Commercialization and Related Costs incurred in performing any Clinical Studies conducted after Regulatory Approval for In-Line Products in the Collaboration Territory shall be subject to an annual maximum of [*] during each [*] period following the Effective Date and until January 1, 2026 subject to an aggregate maximum of [*]. Within [*] after the end of each calendar quarter, BeOne will provide Amgen with a report of BeOne’s product-level profit & loss statements for such calendar quarter, which report will contain a detailed and itemized calculation of Net Revenues for each Product during such calendar quarter. Additionally, within [*] after the end of each calendar quarter, BeOne will provide Amgen with a report of any Recoveries for such calendar quarter.””
3.Amendment to Section 7.10.1 (Pipeline ROW Royalties).
The table in Section 7.10.1(a) is hereby amended and restated in its entirety as follows:

Aggregate Annual Net Revenues of Pipeline Products (excluding AMG 510)	Royalty Rate
For that portion of aggregate annual Net Revenues of Pipeline Products in the ROW less than or equal to [*] U.S. Dollars (US$[*])	[*]%*
For that portion of aggregate annual Net Revenues of Pipeline Products in the ROW greater than [*] U.S. Dollars (US$[*]) and less than or equal to [*] U.S. Dollars (US$[*])	[*]%*
For that portion of aggregate annual Net Revenues of Pipeline Products in the ROW greater than [*] U.S. Dollars (US$[*]) and less than or equal to [*] U.S. Dollars (US$[*])	[*]%*
For that portion of aggregate annual Net Revenues of Pipeline Products in the ROW greater than [*] Dollars (US$[*])	[*]%*
*On and after January 1, 2026, the portion of aggregate annual Net Revenues of Pipeline Products attributed to Net Revenues of AMG 757 (also known as tarlatamab or IMDELLTRA®) for any Royalty Rate tier will be paid at the specified Royalty Rate for such tier reduced by [*]% (specifically [*]).
If aggregate annual Net Revenues include Net Revenues from any Pipeline Products other than AMG 757, Net Revenues for each Pipeline Product, including AMG 757, will be distributed proportionately (based on the percentage of Net Revenues attributable to each applicable Pipeline Product) across each Royalty Rate tier. For example, if in a particular calendar year, sales of AMG 757 were $[*] and sales of other Pipeline Products were $[*], then the percentage applicable to AMG 757 would be [*]% and the percentage applicable to the other Pipeline Products would be [*]%. So, total royalties due for that year would be [*]. Quarterly proportions will be determined based on the cumulative year-to-date Net Revenues for each applicable Pipeline Product. Any adjustments to previous quarters resulting from changes in these cumulative proportions will be applied in the current quarter.

4.Miscellaneous.
a.Except as specifically amended above, the Agreement shall continue to be in full force and effect.
b.This Amendment and its effect are subject to and shall be construed and enforced in accordance with the laws of the State of New York, U.S.A.
c.This Amendment may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument. Signature pages of this Amendment may be exchanged by facsimile or other electronic means without affecting the validity thereof.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Fourth Amendment Effective Date.

AMGEN INC.

/s/ Robert A. Bradway
Name: Robert A. Bradway
Title: Chairman of the Board, President and
Chief Executive Officer

BEONE MEDICINES I GMBH

/s/ Michael Schoen
Name: Michael Schoen
Title: Managing Director

BEONE MEDICINES LTD.

/s/ Chan Lee
Name: Chan Lee
Title: Senior Vice President, General Counsel & Corporate Secretary
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